Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CHARDAN FINTECH ACQUISITION CORP.

Pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, Chardan Fintech Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST. The name of this corporation is Chardan Fintech Acquisition Corp. (the “Corporation”).

SECOND. The Certificate of Incorporation (the “Certificate”) of the Corporation is hereby amended by striking the FIRST article in its entirety and inserting in lieu thereof the following:

FIRST: The name of the corporation is Monterey Bio Acquisition Corporation (hereinafter called the “Corporation”).

THIRD. The Certificate of the Corporation is hereby amended by striking the FIFTH article in its entirety and inserting in lieu thereof the following:

FIFTH: The total number of shares which the Corporation shall have authority to issue is one hundred one million (101,000,000) shares, $0.0001 par value, of which one hundred million (100,000,000) shares shall be common stock and one million (1,000,000) shares shall be preferred stock.

FOURTH. That the Corporation has not received any payment for any of its stock.

FIFTH. This amendment to the Certificate of Incorporation was adopted and declared advisable by written consent of the sole member of the Board of Directors as of April 9, 2021 pursuant to Section 141 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Chardan Fintech Acquisition Corp. has caused this certificate to be signed by Jonas Grossman, its President, this 9th day of April 2021.

/s/ Jonas Grossman
Name: Jonas Grossman
Title: President